EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-120866, 333-120867, No. 333-139539 and No. 333-139543 on Form S-8 of our reports dated March 9, 2011, relating to the consolidated financial statements and financial statement schedule of Neenah Paper, Inc. and subsidiaries, and the effectiveness of Neenah Paper, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Neenah Paper, Inc. for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

March 9, 2011